                                                                      EXHIBIT 99

                             JCPenney News Release

CONTACT
Rita Trevino Flynn            Eli Akresh                   Bob Johnson
Public Relations              Investor Relations           Investor Relations
(972) 431-4753                (972) 431-2207               (972) 431-2217
rflynn@jcpenney.com           eakresh@jcpenney.com         rvjohnso@jcpenney.com
-------------------           --------------------         ---------------------



                  JCPENNEY COMPLETES $1.5 BILLION CREDIT FACILITY

     PLANO, Texas, May 31, 2002 -- J. C. Penney Company, Inc. (NYSE:JCP) announced today that its wholly-owned subsidiary, J. C. Penney Corporation, Inc., has completed a new three-year, $1.5 billion bank line of credit. Effective May 31, 2002, the facility may be used for general corporate purposes, including letters of credit. The Company indicated that the pledged collateral for the new facility would be limited to domestic department store and catalog inventories, which can be released as certain performance improvements are achieved.

     Commenting on the transaction, Robert B. Cavanaugh, Executive Vice President and Chief Financial Officer, said, "The new facility provides us with financial flexibility and demonstrates the confidence that the world's leading banks have in JCPenney's business plans. With $2.3 billion in cash investments, the Company's financial condition remains strong."

     The arrangement of the credit facility was co-led by JPMorgan and Credit Suisse First Boston, with JPMorgan as the Sole Bookrunner.

     J. C. Penney Corporation, Inc., a wholly-owned subsidiary of the Company, is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 250,000 associates. As of April 27, 2002, it operated 1,074 JCPenney department stores in all 50 states, Puerto Rico, and Mexico, and 54 Renner department stores in Brazil. Eckerd operated 2,643 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.